UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2008

O2DIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Commission file number: 001-32228

Delaware (State of incorporation)	91-2023525 (I.R.S. Employer Identification No.)

100 Commerce Drive, Suite 301 Newark, DE (Address of principal executive offices)	19713 (Zip Code)

(302) 266-6000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

SECTION 3 -- SECURITIES AND TRADING MARKET

ITEM 3.01 — Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On February 7, 2008, O2Diesel Corporation (the “Company”) received notice that the staff of the American Stock Exchange (“AMEX”) has determined to proceed with an application to the Securities and Exchange Commission to remove the common stock of the Company from listing and registration on AMEX. This action, which has been appealed by the Company, is being taken because the Company is not in compliance with Section 1003(a)(iii) of the AMEX Company Guide, in that its stockholders’ equity is less than $6 million and it has sustained losses from continuing operations and/or net losses in its five most recent fiscal years. In addition, the Company is not in compliance with Section 1003(a)(ii) as its stockholders’ equity is less than $4 million and it has sustained losses from continuing operations and/or net losses in three out of four of its most recent fiscal years.

The Company submitted a plan on July 27, 2007, advising AMEX of the actions the Company has taken, or will take, that would bring it into compliance with the applicable listing standards. AMEX accepted this plan on September 13, 2007. AMEX believes that the Company has not provided sufficient evidence to support that the plan will result in the Company regaining compliance by December 29, 2008, largely due to the deferral of the ProEco transaction.

The Company believes it has submitted a plan to AMEX, which would bring it into compliance with the continued listing standards by December 29, 2008. On February 12, 2008, the Company appealed the delisting determination by requesting an oral hearing to present this plan, its progress in achieving the plan and maintaining its AMEX listing. The Company’s common stock continues to trade on AMEX.

There is no guarantee that the Company will be successful at maintaining its AMEX listing. If the Company’s common stock was to be de-listed by AMEX, the Company expects its shares would continue to be traded as a bulletin board stock.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

99.1	Text of Press Release, issued by O2Diesel Corporation on February 13, 2008.

S I G N A T U R E

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

O2DIESEL CORPORATION

By: /s/ Alan R. Rae
Alan R. Rae
Chief Executive Officer

Date: February 13, 2008